Exhibit 1

Agreement of Joint Filing

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock, $0.001 par value, of Zogenix, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: December 7, 2010

THOMAS, MCNERNEY & PARTNERS, LLC a Delaware Limited Liability Company

By:	/s/ James Thomas
Name:	James Thomas
Title:	Manager

JAMES THOMAS

/s/ James Thomas
Name:	James Thomas

PETE MCNERNEY

By:	/s/ Pete McNerney
Name:	Pete McNerney